Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-81825 on Form S-8 and in Amendment No. 1 to Registration Statement No. 333-110941 on Form F-3 of Vodafone Group Plc of our report dated 30 May 2006 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America) appearing in this Annual Report on Form 20-F of Vodafone Group Plc for the year ended 31 March 2006.

DELOITTE & TOUCHE LLP
Chartered Accountants and Registered Auditors
London, England

14 June 2006